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                                                                  Exhibit 10.15


                                    AGREEMENT

         AGREEMENT, effective the 30th day of April, 1999, between Philip Morris Companies Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia, (the "Company") and Murray H. Bring (the "Consultant").

         WHEREAS, Consultant is currently employed by the Company, holds the position of Vice Chairman, External Affairs and General Counsel and provides the Company with general business advice and expert legal counsel;

         WHEREAS, the Company wishes to retain the services of Consultant as a consultant after his retirement from the Company on the terms herein provided;

         WHEREAS, Consultant is willing to provide consulting services to the Company on the terms herein provided;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties agree as follows:

     1) During the three-year term commencing May 8, 2000 and ending May 7, 2003 (the "Consulting Term"), Consultant shall make himself available at reasonable times to provide business consulting services to the officers, directors and other representatives of the Company as reasonably requested by the Chairman and Chief Executive Officer of the Company (hereafter, the "Executive"). It is understood that this paragraph will require Consultant to provide consultation regarding strategic planning initiatives and other aspects of the Company's business which may require the Company to disclose to Consultant secret, proprietary and confidential information concerning the Company and its business affairs. It is further understood that this undertaking shall not, without Consultant's consent, require his presence outside of the Metropolitan New York City area.

     2) For the consulting services provided pursuant to paragraph 1, the Company shall pay Consultant an annual retainer of $50,000, payable at the end of each year of the Consulting Term, and provide Consultant at Company expense the following:

          a) an office in New York City, appropriate secretarial service, all necessary office supplies, and appropriate furniture and decorative items for such office;

          b) the security arrangements currently in existence or their equivalent at Consultant's residences in New York City and on Long Island, New York;

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          c)   reasonable access to Company facilities, including the Dining
               Rooms, Fitness Center and the Company doctor;

          d)   $10,000 of financial counseling for the year 2000;

          e)   use of a telephone calling card; and

          f) a Company car, garage expenses for a Company-provided car, and Company-paid driver or assistance in obtaining automobile or limousine transportation when Consultant reasonably requests it. Any cost incurred by the Company in this regard shall be limited to and applied against the retainer provided for in this paragraph 2. Any transportation costs in excess of the retainer provided for in this paragraph 2 shall be borne by Consultant.

     3) This Agreement and the provisions of paragraphs 1 and 2 above may be renewed for an additional three-year term, at the election of consultant with the concurrence of the Company. Consultant shall inform the Senior Vice President, Human Resources and Administration, Philip Morris Companies Inc. in writing sixty (60) days prior to the expiration of the Consulting Term whether he wishes to renew the Consulting Term and provide the consulting services described in paragraph 1 above for an additional three-year term.

     4) In addition to and concurrently with the business consulting services provided pursuant to paragraph 1 above, Consultant agrees to provide legal consulting services to the officers, directors and other representatives of the Company as reasonably requested by the Executive for a period of one year beginning May 8, 2000, which one-year term may be renewed for two (2) successive one-year terms at Consultant's sole election. Consultant shall inform the Senior Vice President, Human Resources and Administration, Philip Morris Companies Inc. in writing sixty (60) days prior to the expiration of each one-year term provided for in this paragraph 4 whether he wishes to renew the term and provide the required legal consulting services for an additional one-year term. Consultant shall not, without his consent, be required to be available to provide services pursuant to this paragraph for more than 400 hours in any one-year term.

     5) For the legal consulting services provided pursuant to paragraph 4, the Company shall pay or provide, as applicable, to Consultant the following:

          a) a quarterly retainer of $50,000, payable as of the commencement of the one-year term beginning May 8, 2000 and continuing quarterly thereafter for each quarterly period Consultant is obligated to provide legal consulting services pursuant to paragraph 4, provided that (i) Consultant has provided legal consulting services as reasonably requested in accordance with paragraph 4 for the immediately preceding quarterly period and
               (ii) with respect to the one-year term beginning May 8, 2001, Consultant has elected to renew the initial


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               one-year term referenced in paragraph 4 and (iii) with respect to the one-year term beginning May 8, 2002, Consultant has elected to renew the second successive one-year term referenced in paragraph 4;

          b)   a cellular telephone and fax machine; the cost of maintaining two
               (2) cellular telephone lines and one (1) fax telephone line; and the cost of a fax machine maintenance agreement; and

          c) a Deferred Stock Award (the "Award"), to be awarded as of the effective date of this Agreement, with respect to 75,000 shares (the "Shares") of the Common Stock of the Company (the "Common Stock"), subject to the following terms and conditions:

               (i) The Award shall vest and the Shares shall be issued and distributed to Consultant in accordance with the following schedule:


                    NUMBER OF SHARES          VESTING/DISTRIBUTION DATE

                         25,000                      May 7, 2001

                         25,000                      May 7, 2002

                         25,000                      May 7, 2003

      provided that (A) with respect to Shares scheduled to vest in 2001, Consultant has provided legal consulting services as reasonably requested in accordance with paragraph 4, (B) with respect to Shares scheduled to vest in 2002, Consultant has elected to renew the initial one-year term referenced in paragraph 4 and has provided legal consulting services as reasonably requested in accordance with paragraph 4 for the period May 8, 2001 through May 7, 2002 and (C) with respect to Shares scheduled to vest in 2003, Consultant has elected to renew for the second successive one-year renewal term referenced in paragraph 4 and has provided legal consulting services as reasonably requested in accordance with paragraph 4 for the period May 8, 2002 through May 7, 2003.

          (ii) Any unvested portion of the Award shall be forfeited to the Company upon (A) the termination of Consultant's employment with the Company for any reason other than due to Retirement at or after age 65, (B) Consultant's death or Disability prior to the one-year term beginning May 8, 2000 referenced in paragraph 4, or
               (C)upon Consultant's failure to comply with his obligations under this Agreement or the Agreements described in paragraph 14. In the event of the termination of this Agreement due to Consultant's death or Disability during or after the one-year term beginning May 8, 2000 referenced in paragraph 4, any unvested


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               portion of the Award shall be forfeited on a pro-rata basis upon
               Consultant's death or Disability as follows: the number of shares to be forfeited shall be the product of 25,000 and a fraction equal to the number of days after Consultant's death or disability remaining in the current one-year term during which Consultant dies or becomes disabled divided by 365.

         (iii) Consultant will not have the right to receive a certificate for the Shares or vote the Shares or receive dividends on the Shares prior to the date such Shares vest pursuant to the terms of this paragraph 5. However, during the Consulting Term, the Company shall pay to Consultant cash payments in lieu of and equal to dividends otherwise payable with respect to the 75,000 Shares, as such dividends are declared and paid on the Company's Common Stock. The Company's obligations to make cash payments in lieu of dividends on the 75,000 Shares shall cease once Shares vest pursuant to the terms of this paragraph 5 or in the event the Shares are forfeited.

          (iv) Until the Shares vest pursuant to the terms of this paragraph 5, such Shares are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to violate these restrictions will result in the immediate forfeiture of the Award and the Shares.

           (v) Upon the vesting of the Shares pursuant to the terms of this paragraph 5, a Certificate for such Shares will be issued to Consultant by the Transfer Agent.

          (vi) The terms and provisions of this Award (including, without limitation, the terms and provisions relating to the number and class of Shares subject to this Award) may be adjusted by the Company in the event of any recapitalization, merger, consolidation, reorganization, stock dividend, stock split, split-up or other change in corporate structure affecting the Common Stock.

         (vii) The Award is made pursuant to the 1997 Performance Incentive Plan (the "Plan") of the Company. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the same meaning set forth in the Plan. For purposes of this Agreement, the term "Disability" means permanent and total disability as determined under procedures established by the Company for purposes of the Plan.


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     5)   The Company shall reimburse Consultant for reasonable business expenses incurred in providing consulting services pursuant to this Agreement.

     6) In rendering services as a consultant hereunder, Consultant shall be an independent contractor. As an independent contractor, the Company will issue an IRS Form 1099 for payments made pursuant to this Agreement, and Consultant will be responsible for paying all federal, state and local income and social security taxes arising out of any such payments. In addition, during the Consulting Term, Consultant will not accrue further service or compensation credit or benefits for any purpose under any of the Company's retirement, profit-sharing, disability, survivor's income, medical, dental or other plans of the Company, its parent or any of their affiliated companies.

     7) Consultant and the Company (to the extent practicable) agree that he and the Company will not (except as required by law) directly or indirectly make any statements or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize the other (or any of their respective affiliates or associates), provided that it will not be a violation of this paragraph 9 for either Consultant or the Company to make truthful statements in a court proceeding or to a governmental agency.

     8) Consultant agrees to maintain the confidentiality of all Company trade secrets and proprietary information. Consultant also acknowledges that, during the course of his employment with the Company, he has been entrusted with certain personnel, business, financial, technical and other information and material which are the property of the Company and which involve "confidential information" of the Company and the Company's employees. Consultant agrees that he will not communicate or disclose to any third party (and acknowledge that he has not communicated or disclosed), or use (or have used) for his own account, without written consent of the Company, any of such confidential information or material, except in response to a lawfully issued subpoena, court order or other lawful request by any regulatory agency or government authority having supervisory authority over the business of the Company, unless and until such information or material becomes generally available to the public through no fault of Consultant's.

     9) Consultant agrees that if any confidential information is requested by subpoena or court, governmental or regulatory order, he will notify the Company as soon as practicable and if requested by the Company, he will undertake his best efforts to assist the Company in obtaining a confidentiality order from the court or governmental or regulatory agency requesting such information.


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     10)  Consultant agrees that after his retirement and during the Consulting
          Term, he will not accept employment or act as a consultant with a competitor in the tobacco, food or beer businesses of the Company or any such competitor's subsidiaries or affiliates or with any entity whose interests would be antithetical to that of the Company or its subsidiaries or affiliates, unless he receives advance written permission from the Executive. Consultant also agrees that he will not engage in the business of manufacturing, marketing and distributing cigarettes for his own account without the express written permission of the Executive.

     11) Consultant acknowledges and agrees that after his retirement, he will reasonably be able to earn a livelihood without violating the terms of paragraph 11 and that employment or engagement with competitors or any activities in violation of paragraph 11 would result in immediate and irreparable harm to the Company and/or its affiliates or subsidiaries or their competitive position. Consultant further acknowledges and agrees that the Company is entitled to preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs and other relief which may be appropriate.

     12) Consultant agrees to consult with the Executive or his designee in the event a situation arises in which his opinion, if expressed, or his actions, if taken, could possibly affect the interests or reputation of the Company. While Consultant is free at all times to express his opinions, or take whatever actions he deems appropriate, unless specifically authorized by the Company in writing, he agrees that any such opinion(s) expressed or actions taken are his and not those of the Company and, if not specifically authorized by the Company in writing, may, at the option of the Company, result in termination of this Agreement.

     13) This Consulting Agreement is supplemental to the employment agreement between Consultant and the Company dated October 12, 1987, which was amended by a letter agreement dated October 5, 1993, and the Amended and Restated Employment Agreement dated July 30, 1998 (collectively "Agreements"), which Agreements shall continue in full force and effect, except with respect to paragraph 5 of the October 12, 1987 employment agreement between Company and Consultant, which will be superseded by paragraphs 11 and 12 of this Agreement effective on Consultant's date of retirement.

     14) This Agreement is not assignable, other than to a successor of the Company pursuant to a merger of the Company or a purchase of the Company or all or substantially all of the Company's assets.


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     15)  In the event that any provision or portion of this Agreement will be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by the law.

     16) This Agreement has been entered into in New York, New York, and will be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to the principles thereof relating to the conflict of laws. Consultant and the Company irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated thereby, and agree that all such suits, actions or proceedings brought by either Consultant or the Company will be brought in such courts. Consultant and the Company also irrevocably waive, to the fullest extent permitted by applicable law, any objection which he or it may now have or hereafter may have to the venue of such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first mentioned above.

PHILIP MORRIS COMPANIES INC.

By: /s/ TIMOTHY A. SOMPOLSKI                     /s/ MURRY H. BRING

       Timothy A. Sompolski                         Murray H. Bring

       Senior Vice President,
Title: Human Resources & Administration

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